As filed with the Securities and Exchange Commission on April 18, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PROBE MANUFACTURING, INC.

(Exact name of registrant as specified in its charter)

Nevada	20-2675800
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

17475 Gillette Blvd.

Irvine, California 92614

(Address of Principal Executive Offices)(Zip Code)

Probe Manufacturing, Inc. 2006 Employee Incentive Stock Option Plan

Probe Manufacturing, Inc. 2011 Consultant Stock Plan

 (Full titles of the plans)

Kambiz Mahdi

Chief Executive Officer

Probe Manufacturing, Inc.

17475 Gillette Blvd.

Irvine, California 92614

(Name and address of agent for service)

(858) 812-7300

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(4)	Proposed maximum aggregate offering price	Amount of registration fee
2006 Employee Incentive Stock Option Plan (“2006 Plan”) Common Stock, par value $0.001 per share	3,692,766(2)	$0.01	$46,159.85	$4.29
2011 Omnibus Incentive Plan (“2011 Plan”) Common Stock, par value $0.001 per share	7,500,000(3)	$0.01	$100,00.00	$8.71

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that may be offered or issued in connection with any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)

Represents the total amount of shares issuable upon exercise of options granted under the 2006 Plan.

(3)

Represents half of the total amount of shares issuable under the 2011 Plan. As of April 11, 2011, there are no outstanding awards, option or other grants of shares issuable pursuant to the 2011 Plan.

(4)

Estimated pursuant to Rule 457(c) and (h) under the Securities Act, solely for the purpose of calculating the registration fee based on the average of the high and low price per share of the Common Stock reported on the Pink Sheets OTCQX Capital Market on April 7, 2011.

 PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          The information specified in Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 (the “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Registration Statement. The documents containing the information specified in Part I will be delivered to the participants in the plans covered by this Registration Statement as required by Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

          The following documents filed with the United States Securities and Exchange Commission (the “Commission”) by Probe Manufacturing, Inc. (the “Company”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this registration statement:

(a)	The Company’s annual report filed on Form 10-K for the fiscal year ended December 31, 2010 filed on March 29, 2011.

(b)

The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form SB-2 (Registration No. 333-125678) filed under the Securities Act on June 9, 2005, including any subsequent amendment or report filed for the purpose of amending such description.

          All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

          Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

          Not applicable.

Item 5. Interests of Named Experts and Counsel.

          Not applicable.

Item 6. Indemnification of Directors and Officers.

Nevada Revised Statutes

Pursuant to the provisions of Section 78.7502 of the Nevada Revised Statutes (the “NRS”), every Nevada corporation has authority to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause or belief his conduct was unlawful.

Pursuant to the provisions of Section 78.7502, every Nevada corporation also has the authority to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation.  No indemnification shall be made, however, for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent any person referred to in the two immediately preceding paragraphs is successful on the merits or otherwise in defense of any action, suit or proceeding, the NRS provides that such person must be indemnified by the corporation against expenses including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Articles of Incorporation

The Company’s articles of incorporation provide that to the fullest extent permitted by the Nevada General Corporation Law as the same exists or may hereafter be amended, a director of our corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Bylaws

The Company’s bylaws provide that the Company may indemnify its directors, officers, employees and other agents to the fullest extent permitted under the Nevada General Corporation Law.  The Company has obtained liability insurance for our officers and directors.

Plan

Each person who is or shall have been a member of the Board or the Committee, or an officer or employee of the Company to whom authority was delegated in accordance with the Plan shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such individual in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf; provided, however, that the foregoing indemnification shall not apply to any loss, cost, liability, or expense that is a result of his or her own willful misconduct.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, conferred in a separate agreement with the Company, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Commission Position on Certain Indemnification

The Company’s articles of incorporation obligate the Company to indemnify its directors and officers to the fullest extent permitted under Nevada law. Chapter 78 of the Nevada Revised Statutes, or NRS, provides for indemnification by a corporation of costs incurred by directors, employees, and agents in connection with an action, suit, or proceeding brought by reason of their position as a director, employee, or agent. The person being indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to the Company’s directors, officers or persons controlling the Company pursuant to the provisions contained in the Company’s articles of incorporation, bylaws, Nevada law or otherwise, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  If a claim for indemnification against such liabilities, other than the payment by the Company of expenses incurred or paid by one of its directors, officers or controlling persons in the successful defense of any action, suit, or proceeding, is asserted by such director, officer or controlling person, the Company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

The foregoing summaries are necessarily subject to the complete text of the statutes, the Company’s articles of incorporation and bylaws, and the arrangements referred to above and are qualified in their entirety by reference thereto.

Item 7.        Exemption From Registration Claimed.

Not applicable.

Item 8.        Exhibits.

The following is a list of exhibits filed as part of this Registration Statement, which are incorporated herein:

EXHIBIT

NUMBER            DESCRIPTION

________

_______________________________________________________________________________

3.1

Articles of Incorporation (included as Exhibit 3.1 to the Form SB-2 filed on June 9, 2005 and incorporated herein by reference).

3.2

Bylaws (included as Exhibit 3.2 to the Form SB-2 filed on June 9, 2005 and incorporated herein by reference).

4.1

Probe Manufacturing, Inc. 2006 Employee Incentive Stock Option Plan (included as Exhibit 10.14 to the Current Report on Form 8-K filed on August 23, 2006 and incorporated herein by reference).

4.2*

Probe Manufacturing, Inc. 2011 Omnibus Incentive Plan.

5.1*

Opinion of Law Offices of Jeffrey S. Conrad.

23.1*

 Consent of Law Offices of Jeffrey S. Conrad (contained in Exhibit 5.1 to this Registration Statement).

23.2 *

Consent of Independent Registered Public Accounting Firm, W. T. Uniack & Co. CPA’s P.C.

_________________

*

Filed herewith.

Item 9.        Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 18th day of April, 2011.

PROBE MANUFACTURING, INC.

By:	/s/ Kambiz Mahdi
Kambiz Mahdi
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures

 Title

/s/ Kambiz Mahdi

Chief Executive Officer and Chairman

_______________________

(principal executive officer)

By: Kambiz Mahdi

Date: April 18, 2011

/s/ John Bennett

Chief Financial Officer and Director

_______________________

(principal financial officer)

By: John Bennett

Date: April 18, 2011

/s/ Shervin Talieh

Director

_______________________

By: Shervin Talieh

Date: April 18, 2011